AMERICAN FINANCIAL
                                  REALTY TRUST


AT THE COMPANY                           AT FINANCIAL RELATIONS BOARD:
Muriel Lange                             Claire Koeneman         Joe Calabrese
Investor Relations                       (Analyst Info)          (General Info)
(215) 887-2280                           (312) 640-6745          (212) 445-8434
Email: mlange@afrt.com


                   AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
                           2004 FIRST QUARTER RESULTS

JENKINTOWN, Pa., May 6, 2004 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today reported financial results for the quarter ended March 31, 2004.

Highlights

o Revenues increased 13%, to $63.0 million in the first quarter of 2004 from $55.5 million in the fourth quarter of 2003.

o AFFO, excluding net gains on sales of properties, increased 13%, to $25.7 million in the first quarter of 2004 from $22.8 million in the fourth quarter of 2003. Gains on sales of properties totaled $0.4 million in the first quarter of 2004, as compared to $4.5 million in the fourth quarter of 2003.

o During the first quarter of 2004, AFR acquired 12 properties containing an aggregate of approximately 1.1 million square feet for an aggregate purchase price of approximately $719 million. First quarter 2004 acquisitions included State Street Financial Center, a 1.05 million square foot office building in Boston, Massachusetts that is 100% leased by an affiliate of State Street Corporation.

o As of March 31, 2004, AFR owned or held leasehold interests in 583 properties containing an aggregate of approximately 18.2 million square feet.

o AFR paid a quarterly dividend of $0.25 per share on April 15, 2004 to shareholders of record on March 31, 2004. At the same time, the Company's Operating Partnership paid a distribution of $0.25 per Unit to OP Unit holders.

2004 First Quarter Results

For the quarter ended March 31, 2004, the Company reported funds from operations ("FFO") of $16.1 million, or $0.14 per diluted share, on total revenues of $63.0 million. The Company had weighted average diluted common shares and OP Units outstanding of approximately 114.7 million for the quarterly period. The Company calculates FFO as
net  income  (loss)  before  minority   interest  in  the  Company's   operating
partnership, computed in accordance with generally accepted accounting principles ("GAAP"), including gains or losses from sales of properties, plus real estate related depreciation and amortization (excluding amortization of deferred costs). Effective with the first quarter of 2004, the Company is including in its calculation of FFO the add-back of amortization for real estate-related intangible assets. On this basis, FFO for the quarter increased 28% and FFO per share increased 27% in the first quarter of 2004, as compared to the fourth quarter of 2003.

The Company reported adjusted funds from operations ("AFFO") of $26.1 million for the first quarter. The Company defines AFFO as FFO adjusted (i) for revenue enhancing capital expenditures, (ii) for the amortization of various deferred costs and (iii) to reverse the effects of straightlining of rents.

The Company reported a net loss for the first quarter of $4.3 million, or $0.05 per diluted share, as compared to a net loss of $9.5 million, or $0.09 per share, in the fourth quarter of 2003.

"We are pleased with our first quarter performance, which reflects the significant growth in our portfolio both during the quarter and throughout
2003," said Nicholas S. Schorsch, president and chief executive officer of American Financial. "Our adjusted funds from operations, excluding gains from property sales, increased markedly over the fourth quarter of 2003. Property dispositions are an important element of our business strategy, and we expect gains from property sales this year, but they are naturally less predictable on a quarter by quarter basis."

2004 First Quarter Acquisitions

American Financial completed approximately $719 million in property acquisitions during the first quarter of 2004, increasing total real estate assets (including net real estate-related intangible assets) at cost to over $2.4 billion. On February 17, 2004, American Financial completed the acquisition of State Street Financial Center, a newly developed, 1.05 million square foot office building in Boston, Massachusetts that is 100% leased for 20 years by State Street Corporation, an AA rated global financial services firm. The acquisition, at a purchase price of $705.4 million, also included the building's below-grade, 900-space parking garage. Additionally, on February 20, 2004, the Company acquired five bank branches from Potomac Realty, Ltd. The bank branches, all located in Texas, are fully occupied by Bank of America, N.A. under leases with remaining terms averaging 8.5 years. The acquisition purchase price for this portfolio was approximately $9.6 million. Finally, the Company purchased six vacant bank branch properties (including one leasehold interest) under its formulated price contracts, for an aggregate purchase price of approximately $2.2 million. These acquisitions included a portfolio of four properties in Alabama, Florida and Mississippi acquired from AmSouth Bancorp.


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

2004 Second Quarter Acquisitions/Transactions

Formulated Price Contracts. In April 2004, the Company completed the acquisition of six bank branch properties in Florida and Georgia under its formulated price contract with Wachovia Bank, N.A. The purchase price for this acquisition was $4.8 million. Also in April, the Company signed an amendment to its formulated price contract with Bank of America, expanding the territory covered under the contract to include 30 states and the District of Columbia.

"Formulated price contracts are an integral part of our acquisition strategy," said Mr. Schorsch. "While transactions under these contracts are typically small, our returns from re-leasing or disposition of properties acquired through FPCs are often quite substantial. Further, we view these contracts as the first stage in the development of broader relationships with major banking tenants, a strategy that has proven successful with both Bank of America and Wachovia."


Landlord of Choice Program. On April 19, 2004, the Company announced the first acquisition contract under its new "landlord of choice" program, through which the Company will acquire newly-developed office buildings and bank branches pre-leased to financial institutions. The Company has signed agreements to purchase three office buildings, aggregating 531,000 square feet, to be developed by Koll Development, LLC and leased for an initial term of 15 years by a major money center bank. The purchase price for the properties will be between $85.6 million and $88.6 million, depending on the construction requirements of the lessee, and the properties are expected to be delivered in the fourth quarter of 2004.

"The `landlord of choice' program is an important new acquisition vehicle for American Financial and one we hope to extend both to our existing customers and, potentially, to new banking tenants of high credit quality," said Lee Saltzman, senior vice president and chief investment officer.

Portfolio and Tenant Overview

As of March 31, 2004, the Company owned or held leasehold interests in 583 properties located in 28 states and Washington, D.C. The portfolio consisted of 363 bank branches and 220 office buildings, containing an aggregate of approximately 18.2 million square feet.

As of March 31, 2004, 90.4% of the Company's annualized contractual rent was derived from financial institutions and 87.1% was derived from tenants with corporate credit ratings of A or better as reported by Standard & Poor's. Additionally, as of March 31, 2004, 90.4% of the Company's annualized contractual rent was derived from triple net or bond net leases or from other similar leases where the Company's exposure to operating expenses is capped at an amount which has been or, the Company expects, will be reached in the near future.

The following table provides additional details on the portfolio:


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


-----------------------------------------------------------------------------
                                               As of             As of
                                          March 31, 2004     Dec. 31, 2003
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
Number of Properties                            583               578
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
-- Branches                                     363               358
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
-- Office Buildings                             220               220
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
Number of States                              28 & DC           27 & DC
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
Total Square Feet                           18,248,294         17,223,815
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
-- Branches                                  1,887,515         1,831,407
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
-- Office Buildings                         16,360,779         15,392,408
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
Overall Occupancy                              87.7%             88.9%
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
-- Branches                                    82.4%             83.2%
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
-- Office Buildings                            88.3%             89.5%
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
% Occupied by "A" Rated Tenants                87.1%             82.8%
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
% Occupied by Financial Institutions           90.4%             86.3%
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
Lease Expirations (within 1 year)              1.0%1             1.4%1
-------------------------------------- ------------------- ------------------
-------------------------------------- ------------------- ------------------
Average Remaining Lease Term (years)           14.9               13.3
-------------------------------------- ------------------- ------------------

As of March 31, 2004, the Company's three largest tenants were Bank of America, State Street Corporation and Wachovia Bank, who represented 44.8%, 26.9% and 9.7% of contractual rents, respectively. Bank of America, State Street Corporation and Wachovia Bank have corporate credit ratings of AA-, AA and A+, respectively, as reported by Standard and Poor's.

"While overall occupancy declined modestly during the first quarter, due primarily to the return of space leased on a short term basis at nominal rent by Bank of America, our other important portfolio metrics, credit quality and financial institution tenancy, both improved," said Glenn Blumenthal, Senior Vice President and Chief Operating Officer. "We are now deriving approximately 7 out of every 8 rental dollars from A or better rated tenants and over 9 of 10 rental dollars from financial institutions."

Balance Sheet

American Financial continues to pursue a conservative financing policy, focused on long term, fixed rate debt. With a commitment in place to refinance $43 million of principally floating rate debt on its 3 Beaver Valley Road property in Wilmington, Delaware, the Company has eliminated its last significant floating rate debt exposure. Upon completion of this refinancing, which is expected to occur in June 2004, the Company will have less

----------
1 Excludes approximately 555,600 and 774,300 square feet of space as of March 31, 2004 and December 31, 2003, respectively, which was acquired from (and is leased to) Bank of America as part of a larger portfolio transaction. Pursuant to the master lease for the portfolio, Bank of America currently pays rent equal to $1.00 per square foot plus operating expenses for this space and must elect, on or before June 30, 2004, to (a) vacate the space, (b) extend the lease for the space at a fair market rental rate for five years or (c) extend the lease for the space through June 2023 at the same rental rate applicable to the remainder of the portfolio. Bank of America may make different elections with respect to various portions of the space.

than $8 million of floating rate debt outstanding, representing less than 1% of total outstanding indebtedness.

On February 17, 2004, the Company closed on the funding of a 20-year, $520 million secured mortgage loan to finance the State Street Financial Center acquisition. The interest rate on the loan will float for the first six months of the term at LIBOR + 1.25%, at which time it will revert to a 5.79% fixed rate through maturity in September 2023.

In April 2004, the Company announced two loan commitments: the previously mentioned $43 million loan to refinance existing mortgage debt on 3 Beaver Valley Road and a $63 million loan on its Bank of America Plaza property in St. Louis, the Company's first financing on this property. The 3 Beaver Valley Road financing is for a term of ten years at a fixed interest rate of 5.06% and is scheduled to close in June 2004. The Bank of America Plaza loan is for a term of five years at a fixed interest rate of 4.55% and closed on April 30, 2004.

As of March 31, 2004, the Company had mortgage notes payable of approximately $1.5 billion, with an average remaining term of 12.6 years and an average interest rate of 5.58%. As of the same date, the Company had a ratio of net debt (debt less unrestricted cash and marketable investments) to total market capitalization of approximately 41% and a ratio of net debt to total real estate assets and net real estate intangibles (at book) of approximately 54%.

First Quarter Dividend

American Financial declared a dividend of $0.25 per share on the Company's common shares of beneficial interest for the first quarter of 2004. The dividend was paid on April 15, 2004, to shareholders of record on March 31, 2004. At the same time, the Company's Operating Partnership paid a distribution of $0.25 per Unit to OP Unit holders.

Conference Call

Management will conduct a conference call and audio webcast at 10:00 am ET on May 6, 2004 to review the Company's quarterly results. The conference call dial-in number is 303-262-2144. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com or at www.fulldisclosure.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through May 13, 2004 by dialing 303-590-3000, pass-code 578283. An online archive of the webcast will be available through June 6, 2004 by accessing the Company's website at www.afrt.com

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of our operating performance and profitability. In addition, because this measure is commonly used in the REIT industry, the Company's use of FFO may assist investors in comparing our performance with that of other REITs. AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company's cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of our liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of our ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing our liquidity position with that of other REITs. The Company's calculations of FFO and AFFO differ from the methodologies for calculating FFO and AFFO utilized by certain other equity REITs and, accordingly, may not be comparable to such REITs.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.


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

                         AMERICAN FINANCIAL REALTY TRUST

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   Three Months Ended March 31, 2004 and 2003
               (Unaudited and in thousands, except per share data)

                                                                                    Three Month Period
                                                                                      Ended March 31,
                                                                                  ----------------------
                                                                                     2004        2003
                                                                                  ---------   ----------
Revenues:
      Rental income ............................................................     44,535    $ 11,920
      Operating expense reimbursements .........................................     17,550       2,447
      Interest income ..........................................................        834         977
      Other income .............................................................         46          43
                                                                                   --------    --------
            Total revenues .....................................................     62,965      15,387
                                                                                   --------    --------
Expenses:
      Property operating expenses ..............................................     23,443       3,745
      General and administrative ...............................................      9,014       2,474
      Outperformance plan--cash component ......................................         83          --
      Outperformance plan--contingent restricted share component ...............       (211)         --
      Interest expense on mortgages and other debt .............................     15,867       4,762
      Depreciation and amortization ............................................     20,342       6,077
                                                                                   --------    --------
            Total expenses .....................................................     68,538      17,058
                                                                                   --------    --------
      Loss before net interest income on residential mortgage-backed securities, net income (loss) on investments, minority interest
         and discontinued operations ...........................................     (5,573)     (1,671)
                                                                                   --------    --------
Interest income from residential mortgage-backed securities, net of
   expenses ....................................................................         --       6,872
Interest expense on reverse repurchase agreements ..............................         --      (2,815)
                                                                                   --------    --------
      Net interest income on residential mortgage-backed securities ............         --       4,057
                                                                                   --------    --------
Net income (loss) on investments ...............................................       (188)      1,089
                                                                                   --------    --------
      Income (loss) from continuing operations before minority interest ........     (5,761)      3,475
Minority interest ..............................................................        265        (293)
                                                                                   --------    --------
      Income (loss) from continuing operations .................................     (5,496)      3,182
                                                                                   --------    --------
Discontinued operations:
      Income (loss) from operations, net of minority interest of $52 and $31 for the three months ended March 31, 2004 and 2003,
         respectively ..........................................................        829        (301)
      Net gains (losses) on disposals, net of minority interest of $26 and $1 for the three months ended March 31, 2004 and 2003,
         respectively ..........................................................        412          (8)
                                                                                   --------    --------
      Income (loss) from discontinued operations ...............................      1,241        (309)

                                                                                   --------    --------
Net income (loss) ..............................................................   $ (4,255)   $  2,873
                                                                                   ========    ========
Basic income (loss) per share:
      From continuing operations ...............................................   $  (0.06)   $   0.08
      From discontinued operations .............................................       0.01       (0.01)
                                                                                   --------    --------
            Total basic income (loss) per share ................................   $  (0.05)   $   0.07
                                                                                   ========    ========
Diluted income (loss) per share
      From continuing operations ...............................................   $  (0.06)   $   0.08
      From discontinued operations
                                                                                       0.01       (0.01)
                                                                                   --------    --------
            Total diluted income (loss) per share ..............................   $  (0.05)   $   0.07
                                                                                   ========    ========

Set forth below is a reconciliation of our calculations of FFO and AFFO to net income (loss) (amounts in thousands, except per share data).

                                                                                      Three Months
                                                                                     Ended March 31,
                                                                                  ----------------------
                                                                                     2004        2003
                                                                                  ---------   ----------
Funds from operations:
      Net income (loss) ........................................................   $ (4,255)   $  2,873
      Minority interest in operating partnership ...............................       (156)        294
      Depreciation and amortization ............................................     20,298       6,186
      Amortization of fair market rental adjustment, net .......................        250         (93)
                                                                                   --------    --------
      Funds from operations ....................................................   $ 16,137    $  9,260
                                                                                   ========    ========
           Funds from operations per share (diluted) ...........................   $   0.14    $   0.20
                                                                                   ========    ========
Adjusted funds from operations:
      Funds from operations ....................................................   $ 16,137    $  9,260
      Straightline rental income, net ..........................................      5,377       5,400
      Tenant improvements and leasing commissions ..............................       (109)       (250)
      Amortization of deferred costs ...........................................        821         447
      Severance payments, related accruals, and accelerated
         amortization of deferred compensation .................................      1,857          --
      Amortization of deferred compensation ....................................      2,254         175
      Realized gain on sales of investments, net ...............................         --      (1,089)
      Accrual for Outperformance Plan-contingent restricted share
         component .............................................................       (211)         --
                                                                                   --------    --------
      Adjusted funds from operations ...........................................   $ 26,126    $ 13,943
                                                                                   ========    ========


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